Exhibit 99.1

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                                                                   NEWS RELEASE
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                                                          FOR IMMEDIATE RELEASE
[GRAPHIC OMITTED]                                 CONTACT:  Natalie S. Hairston
                                                                 (281) 878-1000
                                                                ir@ENGlobal.com

                    ENGLOBAL ANNOUNCES ANNUAL MEETING RESULTS

HOUSTON, TX, JUNE 18, 2009 - ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, today announced the results of its 2009 annual stockholders' meeting held this morning in North Houston.

The formal business of the meeting included the approval of the adoption of the ENGlobal Corporation 2009 Equity Incentive Plan authorizing the issuance of up to 480,000 shares, the equivalent number of shares remaining under the expired ENGlobal Corporation 1998 Incentive Plan previously approved by stockholders on June 14, 2007. In addition, ENGlobal's stockholders elected the following directors to a one-year term: William A. Coskey, P.E., David W. Gent, P.E., Randall B. Hale, and David C. Roussel.

Approximately 95% of ENGlobal's total common stock outstanding was represented at the meeting, either in person or by proxy. Of those shares, approximately 54% were cast in favor of the adoption of the 2009 Equity Incentive Plan and approximately 85% were cast in favor of the election of the Company's directors. Upon conclusion of the formal business of the meeting, ENGlobal's Chairman and CEO, Mr. Coskey, updated the stockholders on ENGlobal's current business outlook and strategies.

About ENGlobal
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ENGlobal provides engineering, automation, construction, land and regulatory services principally to the energy sector throughout the United States and internationally. The Company employs approximately 2,200 employees in 20 offices and occupies over 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.
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Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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      654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060-5914
                                www.ENGlobal.com